Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial statements and explanatory notes presented below, which we refer to as the pro forma financial statements, have been prepared by The Ultimate Software Group, Inc. ("Ultimate Software", "Ultimate" or the "Company") to reflect its completed acquisition (the "Acquisition") of PeopleDoc SAS, a simplified joint-stock company (société par actions simplifiée) organized under the laws of France (“PeopleDoc”), as described in Item 2.01 of Ultimate's Current Report on Form 8-K, filed on July 31, 2018.

The unaudited pro forma condensed combined financial statements and explanatory notes as of June 30, 2018 and for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, combine the historical condensed combined balance sheet and condensed combined statements of operations of Ultimate Software with the historical condensed combined balance sheet and condensed combined statements of operations of PeopleDoc as of June 30, 2018, for the six months ended June 30, 2018 and for the year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the acquisition of PeopleDoc had occurred on that date. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 is presented as if the acquisition of PeopleDoc had occurred on January 1, 2017, the first day of the Company's 2017 fiscal year.

The following unaudited pro forma condensed combined financial information gives effect to the Acquisition, which includes adjustments for the following:

•the conversion of PeopleDoc's historical financial statements from Euros ("EUR") to U.S. Dollars ("USD");

•the conversion of PeopleDoc's historical financial statements prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") to U.S. GAAP;

•certain reclassifications to conform PeopleDoc's historical financial statement presentation to Ultimate's presentation;

•application of the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") 805 - Business Combinations ("ASC 805");

•transaction costs in connection with the Acquisition.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing effect on the combined results of Ultimate Software and PeopleDoc. The statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Acquisition.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company's financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual balance sheet and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined statements of operations have been presented based on available information and certain assumptions as described in the accompanying notes to the unaudited pro forma condensed combined financial information which management believes are reasonable under the circumstances. The unaudited pro forma condensed combined statements of operations are provided for illustrative purposes only and are not necessarily indicative of the results of operations that would have been achieved had the Acquisition been consummated on the dates indicated, nor are they necessarily indicative of future results. The historical combined financial information has been adjusted to reflect factually supportable items that are directly attributable to the Acquisition and, with respect to the statements of operations only, expected to have a continuing impact on combined results of operations. The adjustments included in these unaudited pro forma financial statements are preliminary and may be revised.

The assumptions used and adjustments made in preparing the unaudited pro forma condensed combined statements of financial condition and statements of operations are described in the notes herein, and should be read in conjunction with the historical consolidated financial statements and accompanying notes and Management's discussion and Analysis of Financial Condition and Results of Operations included in the Company's annual report on Form 10-K for the year ended December 31, 2017, and in the Company's quarterly report on Form 10-Q for the six months ended June 30, 2018 and June 30, 2017 as well as PeopleDoc's historical audited financial statements and accompanying notes for the year ended December 31, 2017, included as Exhibit 99.1 in the Company's Current Report on Form 8-K/A dated October 10, 2018.

The Ultimate Software Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheets
(in thousands of USD)
As of June 30, 2018

	Ultimate Software	PeopleDoc	Pro Forma Adjustments	(Note 4)	Pro Forma Total
ASSETS
Current assets:
Cash and cash equivalents	$184,855	$1,358	$(76,269)	(a)	$109,944
Investments in marketable securities	3,274	—	—		3,274
Accounts receivable, net	195,247	7,573	(478)	(b)	202,342
Deferred contract costs, prepaid expenses and other current assets	78,116	4,305	—		82,421
Total current assets before funds held for customers	461,492	13,236	(76,747)		397,981
Funds held for customers	624,110	—	—		624,110
Total current assets	1,085,602	13,236	(76,747)		1,022,091
Property and equipment, net	274,841	5,608	(4,240)	(d)	276,209
Goodwill	35,484	—	188,298	(e)	223,782
Intangible assets, net	19,227	—	132,800	(c), (d)	152,027
Deferred contract costs and other assets, net	114,623	1,015	—		115,638
Deferred tax assets, net	30,242	—	—		30,242
Total assets	$1,560,019	$19,859	$240,111		$1,819,989
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,125	$3,533	$—		17,658
Accrued expenses and other liabilities	93,990	4,821	50,000		148,811
Deferred revenue	212,997	9,992	(2,755)	(f)	220,234
Capital lease obligations	6,511	—	—		6,511
Other borrowings	—	4,920	—		4,920
Total current liabilities before customer funds obligations	327,623	23,266	47,245		398,134
Customer funds obligations	625,511	—	—		625,511
Total current liabilities	953,134	23,266	47,245		1,023,645
Deferred revenue	1,431	—	—		1,431
Deferred rent	8,695	—	—		8,695
Capital lease obligations	6,346	—	—		6,346
Other long-term liabilities	2,375	187	—		2,562
Deferred income tax liability, net	380	—	26,480	(g)	26,860
Total liabilities	972,361	23,453	73,725		1,069,539
Stockholders’ equity:
Total stockholders’ equity	587,658	(3,594)	166,386	(a), (h)	750,450
Total liabilities and stockholders’ equity	$1,560,019	$19,859	$240,111		$1,819,989

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

The Ultimate Software Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands of USD, except per share data)
For the six months ended June 30, 2018

	Ultimate Software	PeopleDoc	Reclassifications (Note 2)	Pro Forma Adjustments	(Note 5)	Pro Forma Total
Revenues:
Recurring	$476,045	$14,239	$(1,891)	$—		$488,393
Services	71,872	—	1,891	—		73,763
Total revenues	547,917	14,239	—	—		562,156
Cost of revenues:
Recurring	129,488	6,078	(1,791)	7,579	(a)	141,354
Services	77,857	—	1,791	—		79,648
Total cost of revenues	207,345	6,078	—	7,579		221,002
Gross profit	340,572	8,161	—	(7,579)		341,154
Operating expenses:
Sales and marketing	137,404	9,514	—	—		146,918
Research and development	96,978	2,066	—	—		99,044
General and administrative	63,992	4,590	—	(1,120)	(b)	67,462
Total operating expenses	298,374	16,170	—	(1,120)		313,424
Operating income (loss)	42,198	(8,009)	—	(6,459)		27,730
Other income (expense):
Interest and other expense	(297)	—	—	—		(297)
Other income, net	1,179	—	—	—		1,179
Total other income, net	882	—	—	—		882
Income (loss) before income taxes	43,080	(8,009)	—	(6,459)		28,612
Provision for income taxes	(8,406)	—	—	1,564	(c)	(6,842)
Net income (loss)	$34,674	$(8,009)	$—	$(4,895)		$21,770
Net income per share:
Basic	$1.14					$0.70
Diluted	$1.11					$0.68
Weighted average shares outstanding:
Basic	30,512			595	(d)	31,107
Diluted	31,164			620	(d)	31,784

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

The Ultimate Software Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statements of Operations
(in thousands of USD, except per share data)
For the twelve months ended December 31, 2017

	Ultimate Software	PeopleDoc	Reclassifications (Note 2)	Pro Forma Adjustments	(Note 5)	Pro Forma Total
Revenues:
Recurring	$802,300	$17,387	$(3,255)	$—		$816,432
Services	138,429	—	3,255	—		141,684
Total revenues	940,729	17,387	—	—		958,116
Cost of revenues:
Recurring	210,560	8,071	(2,172)	15,930	(a)	232,389
Services	143,140	—	2,172	—		145,312
Total cost of revenues	353,700	8,071	—	15,930		377,701
Gross profit	587,029	9,316	—	(15,930)		580,415
Operating expenses:
Sales and marketing	269,781	12,966	—	—		282,747
Research and development	150,583	2,857	—	—		153,440
General and administrative	122,119	7,750	—	—		129,869
Total operating expenses	542,483	23,573	—	—		566,056
Operating income (loss)	44,546	(14,257)	—	(15,930)		14,359
Other income (expense):
Interest and other expense	(813)	(94)	—	—		(907)
Other income, net	397	—	—	—		397
Total other expense, net	(416)	(94)	—	—		(510)
Income (loss) before income taxes	44,130	(14,351)	—	(15,930)		13,849
Provision for income taxes	(30,075)	—	—	3,754	(c)	(26,321)
Net income (loss)	$14,055	$(14,351)	$—	$(12,176)		$(12,472)
Net income (loss) per share:
Basic	$0.47					$(0.41)
Diluted	$0.46					$(0.41)
Weighted average shares outstanding:
Basic	29,791			595	(c)	30,386
Diluted	30,799			595	(c)	30,386

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

The Ultimate Software Group, Inc. and Subsidiaries
Notes to Unaudited Condensed Combined Financial Statements

1.	Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and explanatory notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial statements as of June 30, 2018, for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, combine the historical condensed combined balance sheet and statements of operations of Ultimate with the historical condensed combined balance sheet and statements of operations of PeopleDoc. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the acquisition of PeopleDoc had occurred on that date. The unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2018 and fiscal year ended December 31, 2017 is presented as if the acquisition of PeopleDoc had occurred on January 1, 2017, the first day of the Company's 2017 fiscal year.

Ultimate's historical financial statements were prepared in accordance with U.S. GAAP and presented in USD. PeopleDoc's historical financial statements were prepared in accordance with IFRS as issued by the IASB and presented in EUR. As discussed in Note 2, the historical PeopleDoc's financial statements have been converted to USD, and certain reclassifications were made to align PeopleDoc's financial statement presentation with that of Ultimate based on a preliminary analysis. This exercise and resulting adjustments were based on a preliminary analysis and are subject to change pending a final review.

Refer to the table below for the exchange rates applied to the unaudited pro forma condensed combined financial statements. PeopleDoc's historical financial statements and reclassification adjustments were translated from EUR to USD using the period-end rate for the unaudited pro forma condensed combined balance sheet as of June 30, 2018 and a historical average rate during the periods presented for the unaudited pro forma condensed combined statements of operations.

		EUR/USD
Year ended December 31, 2017	Average spot rate	1.1300
Six months ended June 30, 2018	Average spot rate	1.2106
June 30, 2018	Period-end spot rate	1.1684

2.	PeopleDoc reclassification adjustments

PeopleDoc's historical financial statements were prepared in accordance with IFRS. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of PeopleDoc's financial information to identify differences between IFRS and U.S. GAAP, differences in accounting policies compared to those of Ultimate, and differences in financial statement presentation compared to the presentation of Ultimate. Our assessment is ongoing and, at the time of preparing the unaudited pro forma condensed combined financial information, other than the adjustments made herein, we are not aware of any other material differences. Management conducted a review of PeopleDoc’s financial information to determine if additional differences exist between IFRS and U.S. GAAP or if additional differences in accounting policies require adjustment to or reclassification of PeopleDoc’s results to conform to Ultimate’s accounting policies and classifications as required by acquisition accounting rules and concluded there were no material differences between IFRS and U.S. GAAP that required adjustment on this unaudited pro forma condensed combined financial information.

Refer to the table below for a summary of reclassification adjustments made to present PeopleDoc’s balance sheet as of June 30, 2018 to conform with that of Ultimate (in thousands of USD):

Balance Sheet as of June 30, 2018	(a)	Pro Forma Reclassification Adjustments
Intangibles assets, net	$(4,240)	$(4,240)
Property, equipment and software - net	4,240	4,240

(a) Represents a reclassification of capitalized software that PeopleDoc classifies as intangible assets, net that should be classified as property and equipment, net to align with Ultimate.

Refer to the table below for a summary of reclassification adjustments made to present PeopleDoc’s statement of operations for the year ended December 31, 2017 and for the six months ended June 30, 2018 and to conform with that of Ultimate (in thousands of USD):

Statement of Operations for the Twelve Months Ended December 31, 2017	(a)	(b)	Pro Forma Reclassification Adjustments
Recurring revenues	$(3,255)		$(3,255)
Services revenues	3,255		3,255
Cost of recurring revenue		(2,172)	(2,172)
Cost of services		2,172	2,172

(a) Represents a reclassification of revenue since PeopleDoc classifies as total revenue which should be classified as recurring and service revenue to align with Ultimate.
(a) Represents a reclassification of cost of revenue since PeopleDoc classifies as total cost of revenue which should be classified as cost of recurring and cost of service revenue to align with Ultimate.

Statement of Operations for the Six Months Ended June 30, 2018	(a)	(b)	Pro Forma Reclassification Adjustments
Recurring revenues	$(1,891)		$(1,891)
Services revenues	1,891		1,891
Cost of recurring revenue		(1,791)	(1,791)
Cost of services		1,791	1,791

(a) Represents a reclassification of revenue since PeopleDoc classifies as total revenue which should be classified as recurring and service revenue to align with Ultimate.
(a) Represents a reclassification of cost of revenue since PeopleDoc classifies as total cost of revenue which should be classified as cost of recurring and cost of service revenue to align with Ultimate.

3.	Preliminary purchase price allocation

On July 26, 2018, Ultimate Software and PeopleDoc entered into the Share Purchase Agreement (the “Purchase Agreement”) and on July 27, 2018, the Parties consummated the transactions contemplated by the Purchase Agreement (the "Closing"), and Ultimate Software acquired PeopleDoc (the "Transaction"). Pursuant to the Purchase Agreement, the Company acquired all of the capital stock of PeopleDoc for aggregate consideration valued at approximately $300 million, subject to customary closing and post-closing adjustments. The aggregate consideration delivered by Ultimate Software at the Closing or to be delivered at future dates consisted of a combination of cash of approximately $125 million and shares of Ultimate Software’s common stock valued at approximately $175 million. Approximately $75 million of cash was paid at the Closing and is subject to customary working capital and other post-closing adjustments. At the Closing, 560,150 shares of Ultimate Software common stock were delivered to certain sellers. On the first anniversary of the closing date, $50 million of cash will be paid to certain sellers, subject to set-off obligations for purchase price adjustments and indemnification claims. In addition, on the closing date, one of the founders of PeopleDoc received a restricted stock award of 43,522 shares of Ultimate Software’s common stock.

The preliminary purchase price allocation of the assets acquired and liabilities assumed of PeopleDoc includes various assumptions, based on management's best estimates of fair value. The final purchase price allocation may vary based on final valuations and analyses of the fair value of the acquired assets and assumed liabilities.

Refer to the table below for the preliminary calculation of consideration to be transferred under the Transaction (in thousands of USD):

	Note	Amount
Calculation of consideration
Cash consideration:
Cash paid to PeopleDoc shareholders	(a)	$74,420
Deferred cash consideration	(b)	50,000
Pro forma cash consideration		$124,420
Share consideration:
Share consideration paid to PeopleDoc shareholders	(c)	$167,524
Marketability of deferred stock consideration	(d)	$(859)
Pro forma share consideration		166,665
Fair value of total consideration transferred		$291,085

(a) Initial cash consideration paid to PeopleDoc shareholders per the Purchase Agreement at the closing of the Transaction.
(b) Deferred cash consideration to be paid on the first anniversary of the closing date of the Transaction. This amount is reflected as an adjustment to the unaudited pro forma condensed combined balance sheets as of June 30, 2018.

(c) Share consideration paid to PeopleDoc shareholders per the Purchase Agreement at the time of closing the Transaction. Share consideration paid to PeopleDoc shareholders consists of 595,445 shares at a purchase closing stock price of $273.87 in addition to a restricted stock award with an intrinsic value of $4.5 million at the acquisition date.

(d) Reflects a marketability adjustment to the deferred stock consideration.

Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of PeopleDoc based on management's best estimates of fair value. The final purchase price allocation may vary based on final valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table shows the preliminary allocation of the purchase price for PeopleDoc to the acquired identifiable assets, assumed liabilities and pro forma goodwill (in thousands of USD):

Description	Note	Amount
Current assets	(a)	$15,581
Property and equipment, net	(a)	1,489
Other non-current assets	(a)	1,010
Identifiable intangible assets	(b)	132,800
Goodwill	(c)	188,298
Total current liabilities	(a)	(9,884)
Deferred revenue	(a)	(6,900)
Deferred tax liability	(d)	(26,480)
Total non-current liabilities	(a)	(4,829)
Total purchase price		$291,085

(a) Represents assets and liabilities assumed as part of the transaction based on the closing balance sheet provided by PeopleDoc.
(b) Fair value of intangible assets based on preliminary valuation.
(c) Goodwill represents the excess of the preliminary purchase price over the preliminary fair value of the underlying net tangible and intangible assets acquired and liabilities assumed.
(d) Reflects the recognition of a deferred tax asset and deferred tax liability as of the acquisition date for the taxable and deductible temporary differences between the financial reporting values of assets acquired and liabilities assumed and the tax bases of those assets and liabilities.

4.	Adjustments to the unaudited pro forma condensed combined balance sheets

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined balance sheets (tabular amounts in thousands of USD):

(a) Reflects the uses of funds relating to the transaction as follows:

Description	Note	Amount
Uses:
Cash consideration paid to PeopleDoc shareholders	(i)	$(74,420)
Cash paid for transaction cost	(ii)	(1,849)
Pro forma adjustments to cash and cash equivalents		$(76,269)

(i) To reflect the cash consideration paid to PeopleDoc shareholders as mentioned above in Note 3 above.
(ii) Reflects cash paid for Transaction costs incurred by Ultimate after June 30, 2018 including investment banking, attorney, consultant, independent accountant and other external Transaction related costs.

(b) Reflects an adjustment of $0.5 million to the tax credit receivable based on a preliminary fair value assessment.

(c) Reflects an adjustment to intangible assets-net based on a preliminary fair value assessment:

Description	Note	Amount
Fair value of customer relationships and trademark	(i)	$54,800
Pro forma adjustment to intangible assets - net		$54,800

(i) The intangible assets identified were customer relationships and trademark. Preliminary fair values for these intangible assets were determined based on estimated future cash flows. The customer relationships and trademark will be amortized on a straight-line basis over their estimated useful life of 10 years and 5 years, respectively.

(d) Reflects an adjustment to developed technology-net based on a preliminary fair value assessment:

Description	Note	Amount
Fair value of developed technology	(i)	$78,000
Removal of PeopleDoc historical developed technology		$(4,240)
Pro forma adjustment to developed technology - net		$73,760

(i) The intangible assets identified were developed technology. Preliminary fair values for these intangible assets were determined based on estimated future cash flows. The developed technology will be amortized on a straight-line basis over their estimated useful life of 7 years.

(e) Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

Description	Note	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	(i)	$188,298
Pro forma adjustment to goodwill		$188,298

(i) Goodwill represents the excess of the preliminary purchase price over the preliminary fair value of the underlying net tangible and intangible assets acquired and liabilities assumed. Refer to the preliminary purchase price allocation in Note 3 above for more details.

(f) Reflects an adjustment of $2.8 million to deferred revenue based on preliminary fair value assessment.

(g) Reflects and adjustment of $33.1 million to deferred tax liability, net based on the following:

Description	Note	Amount
Deferred tax asset	(i)	9,808
Deferred tax liability	(i)	(36,288)
Pro forma adjustment to deferred tax liability, net		(26,480)

(i) Reflects the recognition of a deferred tax asset and deferred tax liability as of the acquisition date for the taxable and deductible temporary differences between the financial reporting values of assets acquired and liabilities assumed and the tax bases of those assets and liabilities.

(h) Reflects an adjustment to shareholders’ equity based on the following:

Description	Note	Amount
Fair value of common stock issued to the Sellers	(i)	$167,524
Transaction costs	(ii)	(1,849)
Marketability of deferred stock consideration	(iii)	(859)
Effect of earnings through the acquisition date	(iv)	1,570
Net adjustment to Ultimate Software equity		$166,386

(i) As disclosed in Note 3, the Company issued Common Stock of Ultimate valued at $167,524 of common stock to PeopleDoc shareholders as part of the Transaction.
(ii) Reflects cash paid for Transaction costs to be incurred by Ultimate after June 30, 2018 including investment banking, attorney, consultant, independent accountant, and other external Transaction related costs.

(iii) Reflects a marketability adjustment to the deferred stock consideration.
(iv) Reflects the effect of changes in equity between June 30, 2018 and July 27, 2018 which was the closing date of the Transaction.

5.	Adjustments to the unaudited pro forma condensed combined statements of operations

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statement of operations:

     (a) The newly acquired intangible assets which consist of customer relationships and trademark will be amortized on a straight-line basis over their expected useful lives of 10 years and 5 years, respectively. The newly acquired intangible asset which consist of developed technology will be amortized on a straight-line basis over its expected useful life of 7 years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on PeopleDoc's historical intangible assets. Ultimate is still in the process of evaluating the fair value of the intangible assets and software. Any resulting change in the fair value would have a direct impact to future earnings via depreciation and amortization expense.

	Estimated Fair Value	Useful Life (years)	Six Months Ended June 30, 2018	Year Ended December 31, 2017

Amortization expense for customer relationships	$54,000	10 year life	$2,700	$5,400

Amortization expense for trademark	$800	5 year life	$80	$160

Amortization expense for developed technology	$78,000	7 year life	$5,571	$11,143
Less: Historical PeopleDoc amortization			(772)	(773)
Net adjustment to amortization expense			$4,799	$10,370

Pro forma adjustment to amortization expense			$7,579	$15,930

(b) To record the adjustment for historical transaction costs incurred directly related to the Transaction but do not have a continuing impact. Transaction costs represent costs incurred by Ultimate including investment banking, attorney, consultant, independent accountant, and other external Transaction related costs. Costs incurred directly related to the Transaction for the six months ended June 30, 2018 were $1.1 million. There were no costs incurred directly related to the Transaction for the twelve months ended December 31, 2017.

(c) To record an income tax benefit for the twelve months ended December 31, 2017 and for the six months ended June 30, 2018 of $3.8 million and $1.6 million, respectively, attributable to the loss before income taxes of PeopleDoc SAS and PeopleDoc Inc., at the corresponding statutory rate.

(d) The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of Ultimate. The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average Ultimate shares and the share impact as part of the Transaction as follows:

	Six months ended June 30, 2018	Year ended December 31, 2017
Pro forma net income (loss) attributable to Ultimate	$21,770	$(12,472)

Historical weighted-average number of common shares outstanding
Basic	30,512	29,791
Diluted	31,164	—

Impact of the Transaction on weighted-average number of common shares outstanding
Basic	595	595
Diluted	620	—

Pro forma weighted-average number of common shares outstanding
Basic	31,107	30,386
Diluted	31,784	30,386

Pro forma net income (loss) per common share
Basic	$0.70	$(0.41)
Diluted	$0.68	$(0.41)